EX-21
(Exhibit 21) Subsidiaries of Financial Institutions, Inc.

                    Wyoming County Bank (99.65% owned)
                    The National Bank of Geneva (100% owned)
                    First Tier Bank & Trust (100% owned)
                    Bath National Bank (100% owned)
                    Burke Group, Inc. (100% owned)
                    The FI Group, Inc. (100% owned)


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